ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES                   Exhibit 11.1

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)

QUARTERS ENDED MARCH 31                                  2004               2003
--------------------------------------------------------------------------------


BASIC EARNINGS PER SHARE:

Net Income................................       $    891,000       $     61,000
                                                 ============       ============

Weighted Average Shares Outstanding.......          3,767,059          3,819,763
                                                 ============       ============

Basic Earnings Per Share..................              $ .24              $ .02
                                                        =====              =====

DILUTED EARNINGS PER SHARE:

Net Income................................       $    891,000       $     61,000
                                                 ============       ============

Weighted Average and Dilutive Shares:
  Weighted average shares outstanding.....          3,767,059          3,819,763
  Dilutive shares.........................            310,629                 99
                                                 ------------       ------------
                                                    4,077,688          3,819,862
                                                 ============       ============

Diluted Earnings Per Share................              $ .22              $ .02
                                                        =====              =====